Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Capital Senior Living Corporation., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 28, 2018

COVE STREET CAPITAL, LLC

By:	/s/ Merihan Tynan
	Name:	Merihan Tynan
	Title:	Chief Compliance Officer; Principal

/s/ Jeffrey Bronchick
Jeffrey Bronchick